Exhibit 99.1

EXHIBIT 99.1

October 2, 2013

FOR IMMEDIATE RELEASE

WaferGen Bio-systems Reports Completion of $15 Million Private Placement Transaction

Proceeds to be used to support commercialization activities intended to increase revenues from sales of target enrichment and other products

FREMONT, Calif., October 2, 2013 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCQB: WGBS) announced today that it has completed a private placement to accredited investors of $15,037,500 of units consisting of shares of common stock, shares of Series 1 convertible preferred stock and warrants to purchase shares of common stock.

As previously announced, at the initial closing of the offering on August 27, 2013, the Company sold $13,668,500 of units for net proceeds of approximately $12,300,000.  At a subsequent closing on September 30, 2013, the Company sold an additional $1,369,000 of units for net proceeds of approximately $1,200,000.  In the private placement, the Company issued a total of 5,893,750 shares of common stock, 646 shares of Series 1 preferred stock (with a $0.001 per share liquidation preference and convertible into a total of 1,625,000 shares of Common Stock) and 3,759,379 five-year warrants with a $2.60 exercise price.  For additional details regarding the private placement, please see the current report on Form 8-K filed by the Company on August 28, 2013.

National Securities Corporation acted as sole placement agent in connection with the Offering and received compensation of approximately $1,300,000 cash and warrants to purchase 35.88 units at an initial exercise price of $50,000 per unit.

As previously reported, immediately prior to the initial closing of the private placement, the Company completed a restructuring transaction pursuant to which the Company exchanged shares of Series A-1 preferred stock with a liquidation preference of approximately $17.1 million, convertible notes with a principal amount of approximately $17.1 million and warrants exercisable for 565,180 shares of common stock for 2,987 shares of Series 1 preferred stock (with a $0.001 per share liquidation preference and convertible into a total of 7,513,372 shares of Common Stock), 1,067,317 shares of common stock and 2,369,000 five-year warrants with a $2.60 exercise price.

As a result of the completion of the private placement and the restructuring transaction, the Company’s capital structure has been dramatically simplified and its balance sheet has been significantly strengthened.

The Company intends to use the net proceeds from the private placement for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of SmartChip TE (Target Enrichment for Next-Generation Sequencing (NGS)) and SmartChip MyDesign (high-throughput quantitative PCR) products.  In particular, SmartChip TE addresses CLIA-certified and clinical research laboratories’ significant unmet needs in sequencing-based testing by providing uniform coverage of targeted genes, yielding better test specificity and sensitivity.  The superior performance of this new product is based on WaferGen’s proprietary technology that relies on massively parallel singleplex PCR reactions, where amplification is cleaner and better controlled, thereby providing more accurate diagnostic test results in the downstream sequencing step.  On the qPCR side, the SmartChip MyDesign System has a powerful value proposition of content design flexibility, cost-effectiveness, and no need for pre-amplification.

“The successful completion of these restructuring and financing transactions represents a significant achievement for WaferGen.  In the past 18 months, we have made great strides to reposition WaferGen for future success in our target markets.  We believe our strengthened balance sheet will enable us to implement important commercialization activities that are critical to the success of our business plan,” said Ivan Trifunovich, President and CEO of WaferGen.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Bio-systems, Inc. is an innovative life science company that offers the SmartChip Real-Time PCR System—a next-generation genetic analysis platform for profiling and validating molecular biomarkers. It provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling as well as single nucleotide polymorphism (SNP) genotyping. The SmartChip TE System is a new product offering for target enrichment geared towards clinical Next-Gen sequencing.

For additional information, please see http://www.wafergen.com

Forward Looking Statements

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Contacts:

BPC Financial Marketing

John Baldissera

800-368-1217

WaferGen Bio-systems, Inc.

John Harland

john.harland@wafergen.com

510-780-2395